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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------

                                    FORM 8-K

                                 Current Report

                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934

                         April 4, 2005 (March 31, 2005)
                Date of Report (Date of earliest event reported)


                                Pitney Bowes Inc.
             (Exact name of registrant as specified in its charter)


         Delaware                         1-3579                 06-0495050
(State or other jurisdiction of  (Commission file number)   (I.R.S. Employer
 incorporation or organization)                              Identification No.)

                               World Headquarters
                                 1 Elmcroft Road
                        Stamford, Connecticut 06926-0700
                    (Address of principal executive offices)

                                 (203) 356-5000
              (Registrant's telephone number, including area code)

                                 Not Applicable
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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
ITEM 1.01.        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 31, 2005, Pitney Bowes Credit Corporation ("Spinco"), a wholly-owned subsidiary of Pitney Bowes Inc. (the "Registrant"), entered into a Subscription Agreement (the "Agreement") with Cerberus Capital Management, L.P. through its investment vehicle, JCC Management LLC (the "Investor"), in connection with the Registrant's sponsored spin-off of its Capital Services external financing business. At the time of the spin-off, Spinco will become a separate entity from the consolidated group of the Registrant and become a publicly traded company.

Pursuant to the Agreement, the Investor subscribed to purchase shares of Spinco common stock ("Tranche I Stock") for a purchase price of approximately $28.5 million and shares of Non-Voting Series A Convertible Preferred Stock ("Tranche II Stock") for a purchase price of approximately $87.2 million, each subject to purchase price adjustments. Upon the issuance of the Tranche II Stock, (i) the Tranche I Stock will represent a 19.9% voting interest in Spinco and a 12.9% economic interest of the then issued and outstanding shares of Spinco common stock on a fully diluted basis (including taking into account the shares of common stock to be issued upon conversion of the Tranche II Stock) and (ii) the Tranche II Stock will represent an economic interest in Spinco of 35.1% of the then issued and outstanding shares of Spinco common stock on a fully diluted basis (including taking into account the shares of common stock to be issued upon conversion of the Tranche II Stock). The Investor will have the right to convert the Tranche II Stock at any time after the second anniversary of the spin-off (the "Spin-Off Date"), at the election of the Investor into fully paid and nonassessable shares of Spinco's common stock.

The Agreement anticipates that the Registrant's stockholders will receive 80.1% of Spinco common stock in a tax-free distribution. The stock distribution ratio and record and distribution dates will be determined just prior to the Spin-Off Date. The transactions are not subject to a vote of the Registrant's stockholders.

The consummation of the spin-off and the issuance of the Tranche I Stock and the Tranche II Stock are expected to be completed by the end of 2005. These transactions are subject to customary conditions, which include but are not limited, to the following:

   o obtaining a favorable ruling from the Internal Revenue Service that the contributions and distributions contemplated under the Agreement and ancillary agreements will qualify as tax-free contributions and distributions; and

   o a registration statement (with respect to Spinco common stock that is to be distributed to the Registrant's stockholders) has been declared effective by the Securities and Exchange Commission.

The securities to be issued to the Investor in accordance with the Agreement will be issued pursuant to a private placement and will not be registered under the Securities Act of 1933. The Investor will, however, have demand registration rights and piggy-back registration rights with respect to the Tranche I Stock and the shares of common stock to be issued upon conversion of the Tranche II Stock. The Investor may exercise demand registration rights at any time after the 20 month anniversary of the Spin-Off Date.

ITEM 2.05.        COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

The information contained in "Item 1.01 Entry into a Material Definitive Agreement" of this current Report on Form 8-K is incorporated in this Item 2.05 by reference.

We estimate that we will incur after-tax transaction costs of about $20 million to $35 million in connection with the spin-off. The majority of these costs will be incurred at the time of the spin-off. These costs are composed primarily of professional fees, taxes on asset transfers and lease contract termination fees.

In addition, in accordance with current accounting guidelines, at the time of spin-off we will be required to compare the book and fair market values of the assets and liabilities spun-off and record any resulting deficit as a charge in discontinued operations. We currently estimate this potential non-cash after-tax charge to be in the range of $150 million to $250 million. The ultimate amount of this charge, if any, will be determined by the fair market value of Spinco at the time of spin-off and the resolution of related tax liabilities.


ITEM 9.01.        FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         99.1     Press release of Pitney Bowes Inc. dated April 4, 2005


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                   Pitney Bowes Inc.

April 4, 2005




                                   /s/ B.P. Nolop
                                   ------------------------------
                                   B.P. Nolop
                                   Executive Vice President and
                                   Chief Financial Officer
                                   (Principal Financial Officer)






                                   /s/ S.J. Green
                                   ------------------------------
                                   S.J. Green
                                   Vice President - Finance and
                                   Chief Accounting Officer
                                   (Principal Accounting Officer)